EXHIBIT 4.1

ECOSPHERE TECHNOLOGIES, INC.
2010 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2010 Employee Stock Purchase Plan (the “Plan”) of Ecosphere Technologies, Inc. (the “Company”).

1.            Purpose.  The purpose of the Plan is to provide Employees of the Company and the Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions, to enhance such Employees’ sense of participation in the affairs of the Company, and to provide an additional incentive to contribute to the prosperity of the Company.  It is the intention of the Company that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and shall be administered in accordance with this intent.  All Employees who participate in the Plan shall have the same rights and privileges under the Plan in compliance with Section 423 of the Code and the regulations promulgated thereunder.

2.            Definitions.

(a)            “Board” shall mean the Board of Directors of the Company.

(b)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)            “Common Stock” shall mean the Common Stock, $0.01 par value, of the Company.

(d)            “Company” shall mean Ecosphere Technologies, Inc., a Delaware corporation.

(e)           “Compensation Committee” shall mean the compensation committee of the Company’s Board.

(f)           “Compensation” means the compensation paid in cash to a Participant by the Company and/or a Designated Subsidiary in the form of salaries, wages, incentive compensation, bonuses, commissions, overtime pay, shift premiums, and similar items, except to the extent that the exclusion of any such item is specifically directed by the Compensation Committee.  “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items.

(g)           “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events:

(i)           a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company;

(ii)           a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)           a merger, consolidation or similar transaction following which the Company is not the surviving corporation;

(iv)           a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(h)            “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time, in its sole discretion, as eligible to participate in the Plan.

(i)           “Employee” means any person who is employed by the Company or one of its Designated Subsidiaries, including any full-time, part-time or temporary employee.

(j)           “Offering” has the meaning set forth in Section 4.

(k)           “Offering Date” shall mean the first business day of the applicable Offering.

(l)           “Participant” shall mean, with respect to an Offering, any Employee who has elected to participate in the Plan during such Offering.

(m)            “Plan” shall mean this Employee Stock Purchase Plan, as it may be amended from time to time.

(n)           “Purchase Date” means the last day of the applicable Offering.

(o)           “Right to Purchase” shall mean the right granted to an Employee to purchase Common Stock pursuant to an Offering made under this Plan.

(p)           “Stock Purchase Account” means the individual account established by the Company for each Participant to which deductions are credited.

                      (q)            “Subsidiary” shall mean a corporation or affiliated entity (limited liability company, partnership, joint venture or otherwise), domestic or foreign, of which not less than 50% of the voting shares or units are held directly or indirectly by the Company or an affiliate of the Company, whether or not such corporation or affiliate entity now exists or is hereafter organized or acquired by the Company or an affiliate of the Company.

3.            Eligibility and Limitations.

(a)            Eligibility.  Any person who is an Employee as of the Offering Date of an Offering shall be eligible to participate in such Offering under the Plan, subject to Section 5.

(b)            Limitations.  Notwithstanding any provisions contained in this Plan to the contrary, each Employee is subject to the following rules:

(i)           No Employee shall be allowed to purchase  Common Stock under the Plan, if, immediately after the grant, such Employee (or any other person whose Common Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own Common Stock (including outstanding options to purchase Common Stock) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary of the Company;

(ii)           No Employee shall be allowed to purchase  Common Stock under the Plan which permits an accrual at a rate such that the fair market value exceeds $25,000 (determined at the Offering Date) in any calendar year.  If an Offering extends over more than one calendar year, a Participant may carry forward any amounts unused under the $25,000 limit to the next calendar year; and

(iii)           No Employee shall be allowed to purchase more than 100,000 shares of Common Stock  under the Plan any Offering.

4.            Offering.

(a)              Except as otherwise provided herein, the Plan shall be implemented by a series of offerings of six (6) months' duration (each, an "Offering").  Offerings shall commence on January 1 and July 1 of each year and end on the next June 30 and December 31, respectively, occurring thereafter.

             (b)             Notwithstanding Section 4(a), the initial Offering shall begin on April 1, 2010 and end on June 30, 2010.

(c)              Notwithstanding Section 4(a), the Compensation Committee may establish (i) a different term for one or more future Offerings and (ii) different commencing and ending dates for such future Offerings; provided, however, that in no event shall an Offering exceed twenty-seven (27) months.

            (d)              In the event the first or the last day of an Offering is not a regular business day, then the first day of the Offering shall be deemed to be the next regular business day and the last day of the Offering shall be deemed to be the last preceding regular business day.

5.            Participation.

(a)           An Employee may become a Participant by completing an enrollment form authorizing a payroll deduction, and filing it with the Company’s or Designated Subsidiary’s payroll office prior to the Offering Date of any given Offering.  Once an Employee becomes a Participant in any Offering, such Employee shall automatically participate in the next Offering unless the Employee withdraws from the Plan or terminates further participation in the Offering as set forth in Section 9.  Such Participant is not required to file any additional enrollment forms in order to continue participation in the Plan.  Any Participant whose Option has been exercised and who has not withdrawn from the Plan pursuant to Section 9 will automatically be re-enrolled in the Plan for the next Offering and granted a new Option on the Offering Date of the next Offering.

(b)           At the time an Employee files an enrollment form, he or she shall elect to have payroll deductions made on each payroll date during the Offering at a rate not less than 1% or more than 10% of the Compensation, which he or she is to receive on such payroll date.

(c)           Payroll deductions for a Participant shall commence on the first payroll date during an Offering and shall end on the last payroll date prior to the Purchase Date of the Offering to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 9.

(d)            All payroll deductions authorized by the Participant shall be credited to the Participant’s Stock Purchase Account.  A Participant may not make any separate cash payments into his or her Stock Purchase Account.

(e)            During an Offering, a Participant may discontinue participation in the Plan as provided in Section 9, or may lower, but not increase, the rate of his or her payroll deductions during the Offering by completing and filing with the Company or Designated Subsidiary a new enrollment form.  A Participant may only change the rate of his or her payroll deduction two times per Offering.  The change in rate shall be effective within fifteen (15) days following the Company’s or Designated Subsidiary’s receipt of the new authorization.

(f)           A Participant may increase the rate of his payroll deductions for any succeeding Offering by completing and filing with the Company or Designated Subsidiary a new enrollment form prior to the Offering Date of such Offering.

6.            Right to Purchase.

(a)           At an Offering Date, each Participant shall be granted the Right to Purchase Common Stock of the Company , subject to the limitations and restrictions contained in this Plan, at the price per share set forth in Section 6(b).

(b)            The Common Stock  price per share shall be the lesser of:

(i)           85% of the fair market value of a share of the Common Stock of the Company at the Offering Date, or

(ii)           85% of the fair market value of a share of the Common Stock of the Company on the Purchase Date.

(c)           For purposes of this Section 6, the fair market value of the Company’s Common Stock on a given date shall be the reported closing price for that date or the last trading date, as reported by the principal trading market for the Common Stock.

7.            Exercise of Right to Purchase.  Unless a Participant withdraws from the Plan as provided in Section 9, his or her purchase of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares (no fractional shares will be issued) subject to the purchase for him or her at the applicable Common Stock price with the accumulated payroll deductions in his or her Stock Purchase Account subject to the limitations in Sections 3 and 11.  During his or her lifetime,   a Participant’s ability to purchase Common Stock hereunder is exercisable only by the Participant.  Notwithstanding anything contained herein to the contrary, a purchase of Common Stock granted under an Offering is not exercisable after the expiration of twenty-seven (27) months from the Offering Date.

8.            Delivery.  As promptly as practicable after the Purchase Date, the Company shall arrange the delivery to each Participant, as appropriate, a certificate representing the shares of Common Stock purchased.  Any contributions remaining in the Stock Purchase Account after the Purchase Date, will remain in the Participant’s Stock Purchase Account for the next Offering.

9.            Withdrawal; Termination of Employment.

(a)            A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Stock Purchase Account at any time prior to a Purchase Date by giving written notice to the Company or Designated Subsidiary, as the case may be.  All of the Participant’s payroll deductions shall be returned promptly after receipt of a notice of withdrawal and the Offering shall be automatically terminated, and no further payroll deductions shall be made during the Offering.

(b)            Upon termination of the Participant’s employment prior to the Purchase Date for any reason, including retirement or death, the payroll deductions credited to the Participant’s Stock Purchase Account shall be returned to the Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 13, and the Offering shall be automatically terminated.

(c)            In the event a Participant fails to remain in the continuous employ of the Company or a Designated Subsidiary during the Offering, the Participant shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to the Participant’s Stock Purchase Account shall be returned to the Participant and the Offering terminated.

(d)            A Participant’s withdrawal from an Offering shall not have any effect upon the Participant’s eligibility to participate in a succeeding Offering or in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary.

10.            Interest.  No interest shall accrue on the payroll deductions in the Participant’s Stock Purchase Account.

11.            Common Stock.

(a)            The maximum number of shares of the Company’s Common Stock available for sale under the Plan shall be 1,000,000 shares plus an increase to be added on the Offering Date of each new Offering beginning after the initial Offering equal to 250,000 shares of Common Stock, subject to adjustment upon changes in capitalization of the Company as provided in Section 17.  If any Option granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such Option shall again become available for issuance under the Plan.  The Common Stock to be sold to Participants under the Plan may, at the election of the Board, be in the Board’s sole discretion, either treasury shares, Common Stock authorized but unissued, or Common Stock purchased on the open market.  If Participants elect during any Offering to purchase shares of Common Stock, which would result in aggregate elections to purchase more than the number of shares of Common Stock then available under the Plan, the Compensation Committee will allocate the remaining shares of Common Stock available under the Plan, on a pro rata basis, in accordance with the elections previously made by each Participant.  In such event, the Company shall give written notice of such reduction of the number of shares of Common Stock subject to the Option to each Participant affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

(b)            A Participant shall have no rights as a shareholder (including voting rights) until the Option has been exercised and the Common Stock is transferred into the Participant’s name on the Company’s books and records.

12.            Administration.  The Plan shall be administered by the Compensation Committee, which may make rules regarding administration of the Plan.  The administration, interpretation or application of the Plan by the Compensation Committee shall be final, conclusive and binding upon all Participants.

13.            Designation of Beneficiary.

(a)            A Participant may file a written designation of a beneficiary (or beneficiaries) who is to receive any shares of Common Stock or cash or both to which the Participant may be entitled under the Plan at the time of his or her death.

(b)            Such designation of a beneficiary (or beneficiaries) may be changed by the Participant at any time by written notice to the Company.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver any shares of Common Stock and any cash to which the Participant was entitled to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver any such shares and any such cash to the spouse or children of the Participant, or if no spouse or no child is known to the Company, then to such other person as the Company may designate.

14.            Transferability.  Neither payroll deductions credited to a Participant’s Stock Purchase Account nor any rights with regard to the  rights to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw payroll deductions in accordance with Section 9.

15.            Use of Funds.  All payroll deductions received or held by the Company or a Designated Subsidiary under the Plan may be used by the Company or a Designated Subsidiary for any corporate purpose.

16.            Reports.  Statements of the Stock Purchase Account shall be given to Participants as soon as possible following the Purchase Date, which statements shall set forth the Offering Date, the fair market value on the Offering Date, the Purchase Date, the fair market value on the Purchase Date, the amount of payroll deductions, the purchase price per share, the number of shares purchased and the remaining cash balance, if any.

17.            Adjustments Upon Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of shares of Common Stock offered under the Plan which have not yet been purchased and the number of shares of Common Stock which have been authorized for issuance under the Plan but for which no Right to Purchase has yet been granted, as well as the price per share of Common Stock covered by each Right to Purchase under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company).  Conversion of any convertible securities of the Company shall be deemed to have been “effected” with the receipt of consideration and therefore not require any adjustment.  Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive.  No sale by the Company of shares of capital stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Offering. .

In the event of a Corporate Transaction, then: (i) any surviving or acquiring corporation may continue or assume the Common Stock  outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to shareholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not assume such obligation  or does not substitute similar rights for the Right to Purchase under the Plan, then the Participants’ accumulated payroll deductions shall be used to purchase shares of Common Stock immediately prior to the Corporate Transaction under the then current Offering, and the Participants’ ability to purchase Common Stock  under the then current Offering shall terminate immediately after such purchase.

18.           Applicable Regulations.  All rights granted to Participants under this Plan are expressly subject to all applicable laws, regulations and the approval of all governmental authorities and rules of any applicable national securities exchange required for the authorization, issuance, sale or transfer of the shares of Common Stock reserved for the Plan.  This includes, without limitation, a current registration statement of the Company under the Securities Act of 1933, covering the shares of Common Stock that may be purchased under the Plan.  If a registration statement is not effective on the Purchase Date, the Purchase Date shall be extended until the earlier of: (i) the first business day following the effective date of a registration statement (or, if applicable, the post-effective amendment) or (ii) the date which is twenty-seven (27) months following the Offering Date.

19.           Terms and Conditions.  By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Compensation Committee and shall be fully bound thereby.

20.            Amendment or Termination. The Compensation Committee may at any time terminate or amend the Plan. No termination shall affect the ability to purchase Common Stock previously granted.  No amendment shall make any change in any Common Stock granted under the Plan, which adversely affects the right of any Participant.  No amendment shall be made without prior approval of the shareholders of the Company if such amendment would:

(a)            increase the number of shares that may be issued under the Plan except as provided in Section 11; or

(b)            make any change which is not consistent with applicable law including the rules of the Securities and Exchange Commission and the principal trading market of the Common Stock.

20.            Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt hereof.

21.            Shareholder Approval. The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote thereon.  Shareholder approval shall be received within 12 months after the Board adopts the Plan.  In the event that the Plan is amended or changed in a manner that is considered the adoption of a new plan, the Plan must be reapproved within the applicable 24-month period prescribed in the regulations under Section 423 of the Code.

22.           No Employment Contract.  The Plan and Offerings do not constitute an employment contract.  Nothing in the Plan or in the Offerings shall in any way alter the nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Subsidiary, or on the part of the Company or a Subsidiary to continue the employment of a Participant.

23.           Inconsistent Terms.  If the terms of a Right to Purchase Common Stock are inconsistent with the terms of the Plan or the Offering under the Plan pursuant to which the Offering was granted, then the purchase will be treated as a purchase outside of the Plan.